MOORE & ASSOCIATES, CHARTERED
       ACCOUNTANTS & ADVISORS
              PCAOB REGISTERED

December 14, 2007

Securities and Exchange Commission
Washington, D.C. 20549 Ladies and Gentlemen:

The firm of Moore & Associates, Chartered was previously principal accountant for Bioshaft Water Technology Inc (formerly Pointstar Entertainment Corp) (the "Company") and reported on the financial statements of the Company for the years ended April 30, 2007 and 2006. Effective December 4, 2007, we were dismissed by the Company as principal accountants. We have read the Company's statements included under Item 4.01 of its Form 8-K dated December 4, 2006, and we agree with such statements contained therein.

Sincerely,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
December 14, 2007

2675 S. Jones Blvd. Ste: 109, Las Vegas, NV 89128 (702)253-7511 Fax: (702)253-7501